
                              UNOCAL CORPORATION AND CONSOLIDATED SUBSIDIARIES
                             COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES



                                                                                     For the Three Months
                                                                                       Ended March 31,
                                                                                  ---------------------------
Millions of dollars                                                                  2001               2000
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Earnings from continuing operations                                                 $ 292              $ 124
Provision for income taxes                                                            190                 83
Minority Interests                                                                     16                 (4)
Distributions (less than) greater than earnings from equity investments                 3                 (6)
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         Earnings subtotal                                                            501                197
Fixed charges included in earnings:
   Interest expense                                                                    49                 53
   Distribution on convertible preferred securities                                     8                  8
   Interest portion of rentals                                                          5                  6
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         Fixed charges subtotal                                                        62                 67
Earnings from continuing operations
   available before fixed charges                                                   $ 563              $ 264
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Fixed charges:
   Fixed charges included in earnings                                                 $62                $67
   Capitalized interest                                                                 5                  2
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         Total fixed charges                                                          $67                $69
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Ratio of earnings from operations
   to fixed charges                                                                   8.4                3.8
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